April 8, 1999


                           FOURTEEN HILL CAPITAL, L.P.
                           ---------------------------
                       ANNOUNCES FIRST QUARTER FINANCINGS
                       -----------------------------------


SAN  FRANCISCO-(April  8, 1999)  Fourteen Hill Capital,  L.P., a majority  owned affiliate of Point West Capital  Corporation  (which  trades on NASDAQ under the symbol PWCC) today announced  that,  during the first quarter of 1999, it closed two financings.

         Fourteen Hill purchased in a private placement $500,000 of common stock of  Homeseekers.com,  Inc. (HMSK). In connection with a $250,000 loan previously made to HMSK, Fourteen Hill also received from HMSK a warrant to purchase 50,000 shares of common stock of HMSK at $2 15/32 per share.

         HMSK  (www.homeseekers.com) is a leading provider of online residential real estate  listing  information  for use by home buyers,  real estate  agents,

mortgage  and title  insurance  companies  and  others.  The  Company's  website currently has  approximately  680,000  residential  real estate  listings.  HMSK trades on the OTC bulletin board under the symbol HMSK.

         Fourteen Hill also purchased $1,000,000 of common stock and warrants in a private  placement by DBS  Industries,  Inc.  (DBSS).  DBSS is  designing  and developing an automated  meter  reading  service  utilizing  low earth  orbiting

("LEO")  satellites.  LEO satellites  orbit the earth at regular  intervals and,

with DBSS's  technology,  are capable of  collecting  data from energy meters in many hard-to-access locations around the globe. Collected data are downloaded to earth stations and then distributed via the Internet.  This process results

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          in  a  substantial   reduction  in  the  costs  of   retrieving   such

information.  DBSS  trades on the OTC  bulletin  board  under the  symbol  DBSS.

Fourteen Hill is a Small Business Investment Company licensed by the

Small  Business   Administration.   Fourteen  Hill  provides  capital  to  small


businesses  (generally  businesses  whose tangible net worth does not exceed $18 million and whose  average  net income  during the  preceding  two years did not exceed $6 million) whose primary businesses are located in the United States.

         Additional  information about Fourteen Hill Capital is available on the company's Web site, http://www.fourteenhill.com, or by calling 415-394-9467.

(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: Venture Capital, Internet).



CONTACTS:         FOURTEEN HILL CAPITAL, SAN FRANCISCO.
                  CHRIS RODSKOG, 415/394-9467
                  cpr@pointwestcapital.com